Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2026 relating to the financial statements of Advance Auto Parts, Inc. and the effectiveness of Advance Auto Parts, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. for the year ended January 3, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

July 13, 2026